Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of MultiMetaVerse Holdings Limited on Form F-1 of our report dated April 15, 2022, which includes an explanatory paragraph as to the Model Performance Acquisition Corp’s ability as a going concern with respect to our audit of the financial statements of Model Performance Acquisition Corp. as of December 31, 2021 and for the period from January 8, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

February 6, 2023